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                          SCUDDER NEW EUROPE FUND, INC.
                              ARTICLES OF AMENDMENT

      Scudder New Europe Fund, Inc. a Maryland Corporation having its principal office in the City of Baltimore, State of Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: The Charter of the Corporation is hereby amended so that Article Tenth will now read as follows:

      From time to time any of the provisions of this Charter may be amended, altered or repealed (including any amendment which changes the terms of any of the outstanding stock by classification, reclassification or otherwise) and all rights at any time conferred upon the stockholders of the Corporation by this Charter are granted subject to the provisions of this Article Tenth. With the exception of Articles Third, Sixth, Eight, Ninth, this Article Tenth and Article Eleventh, any of the provisions of this Charter may be amended, altered or repealed upon the vote of a majority of the votes entitled to be cast by stockholders. The provisions of Articles Sixth, Eighth, Ninth, this Article Tenth and Article Eleventh may be amended, altered or repealed only upon the vote of at least 75% of the votes entitled to be cast by stockholders. The provisions of Article Third may be amended, altered or repealed only upon the vote of at least 75% of the votes entitled to be cast by stockholders, unless, pursuant to Article Eighth, Section (a)(i), the Continuing Directors of the Corporation, by a vote of at least 75% of such Directors, approve such amendment in which case the affirmative vote of a majority of the votes entitled to be cast by stockholders shall be required.

      SECOND: The foregoing amendment to the Charter of the Corporation has been advised by a majority of the entire Board of Directors of the Corporation and approved by the Sole Stockholder of the Corporation.

      IN WITNESS WHEREOF, Scudder New Europe Fund, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President, Juris Padegs, and attested by its Assistant Secretary, Paul J. Elmlinger, on February 2, 1990.


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      The Vice President acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's Charter are true in all material respects and that this statement is made under penalties of perjury.

                                    Scudder New Europe Fund, Inc.

                                    By: /s/ Juris Padegs
                                        -------------------------
                                        Juris Padegs
                                        Vice President

Attest:

/s/ Paul J. Elmlinger
--------------------
Paul J. Elmlinger
Assistant Secretary


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